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                                                                     EXHIBIT 5.1


                        [Letterhead of Eric M. Sherbet]

                                                               February 20, 2001



Re:       Avaya Inc.
          211 Mount Airy Road
          Basking Ridge, New Jersey  07902

Dear Sirs:

          With reference to the Registration Statement on Form S-8 which Avaya Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 2,267,674 common shares, par value $.01 per share, (including an equal number of Preferred Stock Purchase Rights that initially trade with the common shares) of the Company (the "Shares") which may be offered and sold by the Company under the VPNet Technologies, Inc. 1996 Stock Option Plan for Avaya Employees (the "Plan"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolution of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                        Very truly yours,



                                        /s/ Eric M. Sherbet
                                        Corporate Counsel